EXHIBIT 24.1
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of HeartWare International, Inc., a Delaware corporation (the “Corporation”), hereby constitute and appoint Douglas Godshall and David McIntyre and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as officers and as directors of the Corporation, a registration statement on Form S-8 (or other appropriate form) (the “Registration Statement”) relating to the proposed issuance of Common Stock, par value $0.001, of the Corporation and other securities pursuant to the HeartWare International, Inc. 2008 Stock Incentive Plan (or any and all amendments, including post-effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

/s/ Douglas Godshall Douglas Godshall	President, Chief Executive Officer and Director (principal executive officer)	February 24, 2011

/s/ David McIntyre David McIntyre	Chief Financial Officer and Chief Operating Officer (principal financial officer)	February 24, 2011

/s/ Lauren Farrell Lauren Farrell	Vice President, Finance (principal accounting officer)	February 24, 2011

/s/ C. Raymond Larkin, Jr. C. Raymond Larkin, Jr.	Chairman and Director	February 24, 2011

/s/ Robert Thomas Robert Thomas	Director	February 24, 2011

Seth Harrison	Director

/s/ Christine Bennett Christine Bennett	Director	February 24, 2011

/s/ Denis Wade Denis Wade	Director	February 24, 2011

/s/ Robert Stockman Robert Stockman	Director	February 24, 2011

Timothy J. Barberich	Director